Exhibit 99a

[GRAPHIC OMITTED]

10172 Linn Station Road
Louisville, KY 40223
(502) 426-4800

April 1, 2002

United States
Securities and Exchange Commission
Washington, D.C. 20549

Dear Sirs:

     We have received representation from Arthur Andersen LLP that their audits of the NTS Properties Plus Ltd. financial statements and Blankenbaker Business Center Joint Venture and the Lakeshore/University II Joint Venture's combined financial statements for the year ended December 31, 2001, were subject to the quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagements were conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audits and availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen is not relevant to these audits.

NTS-PROPERTIES PLUS LTD.

By:	NTS-Properties Plus Associates,
General Partner
By: NTS Capital Corporation,
General Partner

/s/ Gregory A. Wells

Gregory A. Wells
Senior Vice President and
Chief Financial Officer of
NTS Capital Corporation